Exhibit 10.2

AMENDMENT TO

EMPLOYMENT AGREEMENT

This Amendment to the Employment Agreement (the “Amendment”) is made and entered into as of November 25, 2013 (the “Effective Date”), by and between Bally Technologies, lnc., a Nevada corporation (“Bally”) and Kathryn S. Lever (“Executive”).

WHEREAS, SHFL entertainment, Inc. (“SHFL”) (formerly known as Shuffle Master, lnc.) and Executive are parties to that certain Employment Agreement effective as of May 5, 2011 (the “Employment Agreement”); and

WHEREAS, in connection with the consummation of the acquisition of SHFL by Bally Technologies, Inc. (“Bally”), and pursuant to the provisions of VII (B) of the Agreement, Bally and Executive desire to (i) cause Bally to assume the Employment Agreement from SHFL and (ii) amend the Employment Agreement in accordance with and subject to the terms and conditions of this Amendment.

NOW THEREFORE, on the basis of the foregoing premises and in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.         Immediately following the consummation of Bally’s acquisition of SHFL (the “Commencement Date”), the Employment Agreement and all obligations thereunder shall be assumed by Bally and all references to Shuffle Master, Inc. and/or “Company” in the Employment Agreement shall be changed to Bally Technologies, Inc.

2.         As a condition of your continued employment with Bally, you shall be required to sign an employee patent secrecy agreement, which shall be provided to you under separate cover.

3.         Section II of the Employment Agreement is hereby amended entirely to provide that as of the Commencement Date, Executive shall be employed as a full time employee of Bally in the interim position of General Counsel of SHFL entertainment, Inc. and shall report to the Chief Executive Officer of Bally. From and after January 1, 2014, Executive shall assume the position of Senior Vice President and General Counsel of Bally, reporting to the Chief Executive Officer of Bally. In such capacity, Executive may have such duties, authorities and responsibilities as may customarily be exercised by someone in a similar position as Executive. In the event that Executive is not appointed to the position of General Counsel of Bally as of January 1, 2014, Executive shall be deemed to have “Good Reason” to terminate her employment pursuant Section V(E) of the Employment Agreement.

4.         Section III(A) of the Employment Agreement is hereby amended to provide that effective the Commencement Date, Executive’s Annual Base Salary shall be changed to an annual base salary of $315,000 per year which amount shall be the “Annual Base Salary” for purposes of the Employment Agreement.

5.  Section III(B) of the Employment Agreement is hereby amended entirely to provide that Executive shall be eligible to participate in the Management Incentive Program (“MIP”) (and/or

such other incentive compensation plan maintained by Bally) offered by Bally on substantially the same terms as the other senior executives as determined by Bally in its sole discretion. For fiscal 2014, Executive’s target bonus shall be 60% of Executive’s Annual Base Salary. Details about the MIP will be provided to Executive under separate cover at a later date.

6.         Executive shall be eligible to receive equity grants in the future, at the discretion of and as approved by Bally’s Board of Directors and/or Compensation Committee.

7.         Sections III(C) and III(D) of the Employment Agreement are hereby deleted in its entirety.

8.         Section V(D) of the Employment Agreement is hereby amended to provide that the payments and benefits provided for in Section V(D) of the Employment Agreement solely in the event of Executive’s death (other than payment of accrued Annual Base Salary earned but not yet paid through the termination date and payment in respect of accrued and unused vacation days) shall only apply if such death occurs on or prior to January 31, 2014. From and after that date, Executive’s estate will only be entitled to the payment of accrued Annual Base Salary earned but not yet paid through the termination date and payment in respect of accrued and unused vacation days in the event of Executive’s death.

9.         Section VII(E) of the Employment Agreement is hereby amended to change the address for notice to: Bally Technologies, Inc., 6601 S. Bermuda Rd., Las Vegas, NV 89119, Attention: Chief Executive Officer.

10.       Upon the Commencement Date, Executive will be granted an award of restricted stock units of Bally Technologies, Inc. common stock equal to $500,000, based on the closing price of the common stock for Bally Technologies, Inc. on the Commencement Date. Such restricted stock units shall vest as follows: 25% per year, over the period beginning on the first anniversary of the Commencement Date, and continuing for each anniversary thereafter until the award is fully vested; provided that: (i) Executive continues to be employed by Bally through each such date; and (ii) Executive has not breached the terms of the Employment Agreement or this Amendment, and shall be otherwise subject to the terms and conditions of the Bally Technologies, Inc. 2010 Long Term Incentive Plan and form of restricted stock unit award agreement used thereunder. For the avoidance of any doubt, any equity based compensation awards granted to you following the acquisition of Bally by Bally Technologies will (for all purposes) be subject only to the terms and conditions of the Bally Technologies, Inc. 2010 Long Term Incentive Plan (or any successor thereto) and the award agreements issued to you thereunder.

11.       Except as expressly modified by this Amendment, the Employment Agreement shall remain unchanged and shall remain in full force and effect. For the avoidance of doubt, Section 10 of the Employment Agreement shall continue to apply to Executive from and after the date of this Amendment.

[signature page follows]

IN WITNESS WHEREOF, Bally and Executive have duly executed this Amendment as of the date first above written.

BALLY TECHNOLOGIES, INC.

By:	/s/ Gary Kapral
Name: Gary Kapral
Title: SVP Human Resources
Nov. 22, 2013

/s/ Kathryn Lever
Kathryn S. Lever